Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217157

PROSPECTUS

8,055,490 Shares of Common Stock

This prospectus relates to an aggregate of 8,055,490 shares of our common stock, $0.0001 par value (the “Common Stock”), that may be resold from time to time by the selling stockholders named in this prospectus (each a “Selling Stockholder,” collectively, the “Selling Stockholders”). The registration of the offer and sale of the securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Stockholders.

We will receive no proceeds from any sale or disposition of securities registered hereunder that are sold by the Selling Stockholders, or interests therein, but we have agreed to pay certain registration expenses.

The Selling Stockholders may offer the securities, from time to time, as they may determine directly or through underwriters, broker-dealers or agents and in one or more public or private transactions, on or off the Nasdaq Capital Market, and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the Selling Stockholders will be responsible for underwriting discounts or commissions or agents’ commissions. See “Plan of Distribution.”

Certain of the Selling Stockholders are parties to lock-up agreements prohibiting the sale of their shares until September 6, 2017. See “Selling Stockholders.”

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “DGLT.” On May 2, 2017, the closing price of our Common Stock as reported on the NASDAQ Capital Market was $3.50 per share.

Investing in our securities involves risks. You should consider carefully the risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 2, 2017.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the respective securities that the Selling Stockholders may offer. The information in this prospectus is not complete and is subject to change. The prospectus supplement may add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Neither we, nor the Selling Stockholders, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company,” or similar references mean Digiliti Money Group, Inc. and our subsidiary, Digiliti Money, Inc. (a Minnesota corporation), on a consolidated basis.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto.

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DIGILITI MONEY GROUP, INC.

We are a leading provider of software-as-a-service, or SaaS, financial technology, or fintech, solutions to the financial services industry. We provide traditional financial institutions and alternative financial service, or AFS, providers with innovative mobile and other solutions to enable them to offer a suite of leading-edge mobile financial services to their customers through the Internet, or cloud-based, access. As a SaaS provider, we develop, host and maintain software solutions that we license to our clients. We serve three primary markets in the United States: banks, credit unions and AFS providers, which includes providers of non-traditional banking services such as reloadable prepaid cards and check cashing services.

Our business operations are conducted entirely through our wholly-owned subsidiary, Digiliti Money, Inc., a Minnesota corporation. We were incorporated in Delaware in February 2010 and we acquired the business of our subsidiary in February 2014. Our corporate headquarters and principal executive offices are located at 18671 Lake Drive East, dellFive Business Park G, Minneapolis, MN 55317. Our telephone number is (952) 698-6980.

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RISK FACTORS

Our business is subject to uncertainties and risks and an investment in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10–K, as updated by our subsequent quarterly reports on Form 10–Q and other filings we make with the Securities and Exchange Commission (the “SEC”). It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. You should also carefully read and consider the risks and other information that may be contained in any prospectus supplement accompanying this prospectus before deciding whether to purchase any securities that may be offered by the Selling Stockholders. See also “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Digiliti Money Group, Inc. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk Factors,” and the documents incorporated by reference in this prospectus. Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and Digiliti Money Group, Inc. undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Digiliti Money Group, Inc. to predict all of the factors, nor can Digiliti Money Group, Inc. assess the effect of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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USE OF PROCEEDS

The shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of Common Stock by the Selling Stockholders.

To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes.

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SELLING STOCKHOLDERS

This prospectus covers an aggregate of 8,055,490 shares of our Common Stock, consisting of (i) 5,515,236 outstanding shares of Common Stock held by certain of the Selling Stockholders and (ii) 2,540,254 shares of Common Stock issuable upon the exercise of outstanding warrants held by certain of the Selling Stockholders.

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholders. The Selling Stockholders acquired our securities in private placement transactions. The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the Common Stock, convertible notes and warrants. To our knowledge, no Selling Stockholder, nor any affiliate of such Selling Stockholder has held any position or office with us during the three years prior to the date of this prospectus, except two of our directors, Michael J. Hanson and James L. Davis, one of our executive officers, Lawrence C. Blaney, and Davis & Associates, Inc. 401K Profit Sharing Plan (which is an affiliate of Mr. Davis).

With respect to shares of Common Stock issuable upon exercise of warrants, the Selling Stockholders may exercise such warrants at any time in their sole discretion.

Set forth below is the name of each Selling Stockholder and the amount and percentage of Common Stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options, warrants and convertible notes) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who are subject to lock-up restrictions with respect to the offer and sale of shares of our Common Stock

The following table is based on information provided to us by the Selling Stockholders and is as of March 31, 2017. The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume that each Selling Stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder	Number of Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After the Offering	% of Common Shares Beneficially Owned After the Offering(11)
ALB Private Investments, LLC	62,133	38,796	23,337	*
Alice Ann Corporation	19,295	19,295	-	*
Anglian Holdings	209,421	209,421	-	*
Anthony Low-Beer	54,343	43,231	11,112	*
Aracle SPF IV, LLC	103,035	103,035	-	*
Brett Nesland	41,886	41,886	-	*
Brian and Suzanne Swift Living Trust	10,472	10,472	-	*
Casilli Revocable Trust	21,336	21,336	-	*
Christopher Thunen	5,834	4,325	1,509	*
Cold Springs Investing, LLC	32,888	21,620	11,268	*
Columbus Capital Partners, L.P.(1)	730,487	730,487	-	*
Columbus Capital QP Partners, L.P.(2)	172,003	172,003	-	*

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Cross River Partners LP(3)	837,681	837,681	-	*
David Boehnen	146,584	140,894	5,690	*
David Tsung-Tang Chang	87,757	87,757	-	*
Davis & Associates, Inc. 401K Profit Sharing Plan(4)	74,222	68,620	5,602	*
Douglas Thunen	4,350	3,460	890	*
Edward Nersessian PSP	15,196	12,973	2,223	*
First Fire Global Opportunities Fund, LLC	59,407	59,407	-	*
FLMM Ltd.(5)	1,235,763	1,062,121	173,642	1.3%
Trooien Capital, LLC	565,435	463,054	102,381	*
Helen Esposito	15,196	12,973	2,223	*
Howard Miller	20,944	20,944	-	*
Intracoastal Capital LLC	11,448	11,448	-	*
James L. Davis(6)	1,283,489	995,764	287,725	2.2%
James Mazzo Jr	15,338	11,448	3,890	*
John Low-Beer	12,589	10,811	1,778	*
Jon D. & Linda W. Gruber Trust(7)	625,391	438,286	187,105	1.4%
Joseph W. & Patricia G. Abrams Family Trust	10,668	10,668	-	*
K. H. Wm Krueger	19,203	19,203	-	*
Lake Street Capital, LLC	10,631	10,631	-	*
Lawrence Blaney(8)	32,147	11,640	20,507	*
Lincoln Park Capital Fund, LLC	245,438	106,717	138,721	1.1%
London Family Trust	125,654	125,654	-	*
Maida Chicon	9,761	8,649	1,112	*
Michael J. Hanson(9)	1,565,346	1,422,736	142,610	1.1%

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Phylis Esposito	30,390	25,945	4,445	*
Pinnacle 18, LLLP	5,512	4,325	1,187	*
Robert G. Allison	19,295	19,295	-	*
Rosen Investment Fund, LLC	4,325	4,325	-	*
Roy and Ruth Rogers Unitrust UAD 09/28/89	41,886	41,886	-	*
Sydne and Allan Bortel Living Trust	62,830	62,830	-	*
The Gilbert Matthews Family Trust UAD 4/25/13	10,472	10,472	-	*
The Kingdom Trust Company Custodian FBO Menachem Kranz IRA	6,992	4,325	2,667	*
The Rogers Family Trust	83,770	83,770	-	*
Tiburon Opportunity Fund, LP(10)	450,546	317,522	133,024	1.0%
Vikki Lansing Copley	47,576	41,886	5,690	*
Vista Partners LLC	92,753	46,308	46,445	*
Sylva International LLC	23,154	23,154	-	*

*	Represents beneficial ownership of less than 1% of our outstanding shares of Common Stock.

(1)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(2)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(3)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(4)	James L. Davis, one of our directors, is the founder and president of the Selling Stockholder and has the power to vote or dispose of the securities held of record. Mr. Davis is subject to a lock-up agreement prohibiting the sale of any Common Stock by the Selling Stockholder until September 6, 2017.

(5)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(6)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(7)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(8)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(9)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(10)	The Selling Stockholder is subject to a lock-up agreement prohibiting the sale of any Common Stock until September 6, 2017.

(11)	Percentage ownership is based on a total of 13,202,457 shares of Common Stock beneficially owned as of March 31, 2017.

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PLAN OF DISTRIBUTION

We are registering the resale of certain shares of Common Stock offered by this prospectus on behalf of the Selling Stockholders. As used in this prospectus, the term “Selling Stockholders” includes donees, pledges, transferees and other successors in interest selling shares received from the Selling Stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock will be borne by the Selling Stockholders.

As of the date of this prospectus, our Common Stock is traded on the NASDAQ Capital Market. On May 2, 2017, the closing price of our Common Stock as reported on the NASDAQ Capital Market was $3.50 per share, and as such represented the market price for our Common Stock as of that date.

Sales of shares of Common Stock offered hereby may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions):

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may effect sales of shares of Common Stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of shares of Common Stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the Selling Stockholders. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the the Securities Act of 1933, as amended (the “Securities Act”). If the Selling Stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and registered hereby and, if any such Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders may in the future also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, including paragraph (i) of that rule, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We are unable to predict with certainty the effect that sales of the shares of Common Stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our Common Stock.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

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DETERMINATION OF OFFERING PRICE

The prices at which the shares of our Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Current Report on Form 8-K, filed with the SEC on March 31, 2017, have been audited by Lurie, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon that report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the Common Stock offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

●	Annual Report on Form 10-K for the year ended December 31, 2016;

●	Current Reports on Form 8-K filed January 11, 2017, January 19, 2017, January 30, 2017, February 13, 2017, March 13, 2017, March 21, 2017, March 28, 2017, March 31, 2017, April 4, 2017, April 10, 2017, April 25, 2017 and May 2, 2017 and

●	the description of our Common Stock contained in any registration statement on Form 8-A that we have filed, and any amendment or report filed for the purpose of updating this description.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the expiration or termination of the registration statement of which this prospectus is a part (other than portions of such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules). The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

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Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

You can obtain a copy of any documents which are incorporated by reference in this prospectus or prospectus supplement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

Digiliti Money Group, Inc.

Attention: Secretary

18671 Lake Drive East

dellFive Business Park G

Minneapolis, MN 55317

Tel: (952) 698-6980

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8,055,490 Shares of Common Stock

PROSPECTUS

May 2, 2017